Exhibit 10.19
OMNIBUS AGREEMENT
AMONG
ENTERPRISE PRODUCTS OPERATING L.P.
DEP HOLDINGS, LLC
DUNCAN ENERGY PARTNERS L.P.
DEP OLPGP, LLC,
DEP OPERATING PARTNERSHIP, L.P.,
ENTERPRISE LOU-TEX PROPYLENE PIPELINE L.P.
SABINE PROPYLENE PIPELINE L.P.
ACADIAN GAS, LLC
MONT BELVIEU CAVERNS, LLC
SOUTH TEXAS NGL PIPELINES, LLC

OMNIBUS AGREEMENT
     THIS OMNIBUS AGREEMENT is entered into on, and effective as of, the Closing Date, among Enterprise Products Operating L.P., a Delaware limited partnership (“EPD OLP”), DEP Holdings, LLC, a Delaware limited liability company (the “General Partner”), Duncan Energy Partners L.P., a Delaware limited partnership (the “Partnership”), DEP OLPGP, LLC, a Delaware limited liability company (the “OLPGP”), DEP Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), Enterprise Lou-Tex Propylene Pipeline L.P., a Texas limited partnership (“Lou-Tex”), Sabine Propylene Pipeline L.P., a Texas limited partnership (“Sabine”), Acadian Gas, LLC, a Delaware limited liability company (“Acadian Gas”), Mont Belvieu Caverns, LLC, a Delaware limited liability company (“Mont Belvieu Caverns”), South Texas NGL Pipelines, LLC, a Delaware limited liability company (“South Texas NGL”, and collectively with Lou-Tex, Sabine, Acadian Gas and Mont Belvieu Caverns, the “Initial Subsidiaries”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.” Capitalized terms used in this Agreement have the meanings ascribed thereto in Article 1 of this Agreement.
     WHEREAS, the Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article 2 of this Agreement, with respect to certain indemnification obligations of EPD Entities.
     WHEREAS, the Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article 3 of this Agreement, with respect to certain reimbursment obligations of EPD Entities.
     WHEREAS, the Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article 4 of this Agreement, with respect to certain rights of first refusal EPD OLP with respect to the current and future Subsidiaries of the Operating Partnership.
     WHEREAS, the Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article 5 of this Agreement, with respect to certain preemptive rights of EPD Entities with respect to the Initial Subsidiaries.
     NOW, THEREFORE, in consideration of the premises and the covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE 1
Construction
     Section 1.1 Definitions. Capitalized terms used, but not defined herein, shall have the meanings given them in the Partnership Agreement. As used in this Agreement, the following terms shall have the respective meanings set forth below:
     “Acadian Gas” has the meaning assigned to such term in the preamble to this Agreement
     “Acceptance Deadline” has the meaning assigned to such term in Section 4.2(b).

     “Agreement” means this Omnibus Agreement, as it may be amended, modified or supplemented from time to time in accordance with the terms hereof.
     “Audit and Conflicts Committee” has the meaning given such term in the Partnership Agreement.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.
     “Capital Stock” has the meaning assigned to such term in Section 5.1(a).
     “Closing Date” means the date of the closing of the initial public offering of common units representing limited partner interests in the Partnership.
     “Common Unit” has the meaning given such term in the Partnership Agreement.
     “Covered Environmental Losses” means all environmental losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, costs and expenses of any Environmental Activity, court costs and reasonable attorney’s and experts’ fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by the Partnership Group by reason of or arising out of:
     (i) any violation or correction of violation, including without limitation performance of any Environmental Activity, of Environmental Laws; or
     (ii) any event, omission or condition associated with ownership or operation of the Partnership Assets (including, without limitation, the exposure to or presence of Hazardous Substances on, under, about or migrating to or from the Partnership Assets or the exposure to or Release of Hazardous Substances arising out of operation of the Partnership Assets at non-Partnership Asset locations) including, without limitation, (A) the cost and expense of any Environmental Activities, (B) the cost or expense of the preparation and implementation of any closure, remedial or corrective action or other plans required or necessary under Environmental Laws and (C) the cost and expense for any environmental or toxic tort pre-trial, trial or appellate legal or litigation support work; provided, in the case of clauses (A) and (B), such cost and expense shall not include the costs of and associated with project management and soil and ground water monitoring;
     but only to the extent that such violation complained of under clause (i), or such events or conditions included in clause (ii), occurred before the Closing Date.
     “Credit Facility” means the Revolving Credit Agreement, dated as of January 5, 2007, by and among the Partnership, Wachovia Bank, National Association, as Administrative Agent, The Bank of Nova Scotia and Citibank, N.A., as Co-Syndication Agents, JPMorgan Chase Bank, N.A. and Mizuho Corporate Bank, Ltd., as Co-Documentation Agents, and the other arrangers and lenders named therein, as the same may be amended, restated or modified from time to time.
     “Environmental Activities” shall mean any investigation, study, assessment, evaluation, sampling, testing, monitoring, containment, removal, disposal, closure, corrective action,

remediation (regardless of whether active or passive), natural attenuation, restoration, bioremediation, response, repair, corrective measure, cleanup, or abatement that is required or necessary under any applicable Environmental Law, including, but not limited to, institutional or engineering controls or participation in a governmental voluntary cleanup program to conduct voluntary investigatory and remedial actions for the clean-up, removal or remediation of Hazardous Substances that exceed actionable levels established pursuant to Environmental Laws, or participation in a supplemental environmental project in partial or whole mitigation of a fine or penalty.
     “Environmental Laws” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law relating to (a) pollution or protection of the environment or natural resources including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Oil Pollution Act of 1990, the Hazardous Materials Transportation Act, the Marine Mammal Protection Act, the Endangered Species Act, the National Environmental Policy Act, and other environmental conservation and protection laws, each as amended through the Closing Date, (b) any Release or threatened Release of, or any exposure of any Person or property to, any Hazardous Substances and (c) the generation, manufacture, processing, distribution, use, treatment, storage, transport, or handling of any Hazardous Substances.
     “Environmental Permit” means any permit, approval, identification number, license, registration, consent, exemption, variance, or other authorization required under or issued pursuant to any applicable Environmental Law.
     “EPD” means Enterprise Products Partners, L.P., a Delaware limited partnership, and its successors.
     “EPD Entities” means EPD, EPD OLP, and any other Person controlled by EPD, other than the Partnership Entities. For purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Securities, by contract or otherwise.
     “EPD OLP” has the meaning given such term in the preamble to this Agreement.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Expenditures” has the meaning given to such term in Section 3.1.
     “General Partner” has the meaning given such term in the preamble to this Agreement.
     “Hazardous Substance” means (a) any substance that is designated, defined or classified as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including, without limitation, any hazardous substance as defined under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, (b) oil as defined in the Oil Pollution Act of 1990, as amended, including oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel and other refined petroleum hydrocarbons and petroleum products and (c) radioactive materials, asbestos containing materials or polychlorinated biphenyls.
     “Indemnified Party” means the Partnership Group or the EPD Entities, as the case may be, in their capacity as the parties entitled to indemnification in accordance with Article 2.
     “Indemnifying Party” means either the Partnership Group or the EPD Entities, as the case may be, in their capacity as the parties from whom indemnification may be required in accordance with Article 2.
     “Initial Subsidiaries” has the meaning assigned to such term in the preamble to this Agreement.
     “Losses” means any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorney’s and experts’ fees) of any and every kind or character, known or unknown, fixed or contingent.
     “Lou-Tex” has the meaning assigned to such term in the preamble to this Agreement
     “Mont Belvieu Caverns” has the meaning assigned to such term in the preamble to this Agreement.
     “OLPGP” has the meaning given such term in the preamble to this Agreement.
     “Operating Partnership” has the meaning given such term in the preamble to this Agreement.
     “Partnership” has the meaning given such term in the preamble to this Agreement.
     “Partnership Acquisition Proposal” has the meaning assigned to such term in Section 4.2(a).
     “Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the Closing Date, as such agreement is in effect on the Closing Date, to which reference is hereby made for all purposes of this Agreement. An amendment or modification to the Partnership Agreement subsequent to the Closing Date shall be given effect for the purposes of this Agreement only if it has received the approval that would be required pursuant to Section 6.5 hereof if such amendment or modification were an amendment or modification of this Agreement.
     “Partnership Assets” means the pipeline, natural gas liquids storage facilities or related equipment or asset, or portion thereof, conveyed, contributed or otherwise transferred to any member of the Partnership Group, or owned by or necessary for the operation of the business, properties or assets of any member of the Partnership Group, prior to or as of the Closing Date.

     “Partnership Disposition Notice” has the meaning assigned to such term in Section 4.2(a).
     “Partnership Entities” means the General Partner and each member of the Partnership Group.
     “Partnership Group” means the Partnership, OLPGP, the Operating Partnership and any Subsidiary of the Operating Partnership.
     “Partnership Offer Price” has the meaning assigned to such term in Section 4.2(a).
     “Party” or “Parties” have the meaning assigned to such terms in the preamble.
     “Person” means a natural person, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or any other entity.
     “Proposed Transferee” has the meaning assigned to such term in Section 4.1(a).
     “Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the environment.
     “ROFR Assets” has the meaning assigned to such term in Section 4.1(b).
     “Sabine” has the meaning assigned to such term in the preamble to this Agreement.
     “South Texas NGL” has the meaning assigned to such term in the preamble to this Agreement.
     “South Texas NGL Pipeline” means the 290-mile natural gas liquids pipeline system owned and operated by South Texas NGL.
     “Subsequent Notice” has the meaning assigned to such term in Section 5.1(b).
     “Subsidiary” has the meaning given such term in the Partnership Agreement.
     “Transfer” means any sale, assignment, transfer, pledge, hypothecation or other disposition.
     “Voting Securities” means securities of any class of Person entitling the holders thereof to vote in the election of members of the board of directors or other similar governing body of the Person.
     Section 1.2 Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; and (c) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation.

ARTICLE 2
Indemnification
     Section 2.1 Environmental Indemnification.
     (a) Subject to the provisions of Section 2.3 and Section 2.4, EPD OLP shall indemnify, defend and hold harmless the Partnership Group from and against any Covered Environmental Losses suffered or incurred by the Partnership Group and arising from or relating to the Partnership Assets for a period of three (3) years from the Closing Date.
     (b) The Partnership Group shall indemnify, defend and hold harmless the EPD Entities from and against any Covered Environmental Losses relating to the Partnership Assets, except to the extent that the Partnership Group is indemnified with respect to any of such Covered Environmental Losses under Section 2.1(a)
     Section 2.2 Additional Indemnification. Subject to the provisions of Section 2.3, the EPD OLP shall indemnify, defend and hold harmless the Partnership Group from and against any Losses suffered or incurred by the Partnership Group by reason of or arising out of:
     (a) The failure of the applicable member of the Partnership Group to be the owner of valid and indefeasible easement rights, leasehold and/or fee ownership interests in and to the lands on which are located any Partnership Assets, and such failure renders the Partnership Group liable or unable to use or operate the Partnership Assets in substantially the same manner that the Partnership Assets were used and operated by the EPD Entities immediately prior to the Closing Date;
     (b) (i) The failure of the applicable member of the Partnership Group to be the owner of such valid and indefeasible easement rights or fee ownership interests in and to the lands on which any of the Partnership Assets conveyed or contributed or otherwise transferred (including by way of a transfer of the ownership interest of a Person or by operation of law) to the applicable member of the Partnership Group on the Closing Date is located as of the Closing Date; (ii) the failure of the applicable member of the Partnership Group to have the consents, licenses and permits necessary to allow of the Partnership Assets to cross the roads, waterways railroads and other areas upon which any of the Partnership Assets are located as of the Closing Date; and (iii) the cost of curing any condition set forth in clause (i) or (ii) above that does not allow any of the Partnership Assets to be operated in accordance with customary industry practice.
     (c) All federal, state and local income tax liabilities attributable to the ownership or operation of the Partnership Assets prior to the Closing Date, including any such income tax liabilities of the EPD Entities that may result from the consummation of the formation transactions for the Partnership Group occurring on or prior to the Closing Date.
provided, however, that in the case of clauses (a) and (b) above, such indemnification obligations shall survive for three (3) years from the Closing Date; that in the case of clause (c) above, such indemnification obligations shall survive until sixty (60) days after the expiration of any applicable statute of limitations.

     Section 2.3 Indemnification Procedures.
     (a) The Indemnified Party agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification pursuant to this Article 2, it will provide notice thereof in writing to the Indemnifying Party specifying the nature of and specific basis for such claim.
     (b) The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification set forth in this Article 2, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the Indemnified Party unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be.
     (c) The Indemnified Party agrees to cooperate fully with the Indemnifying Party with respect to all aspects of the defense of any claims covered by the indemnification set forth in Article 2, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the names of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records and other information furnished by the Indemnified Party pursuant to this Section 2.3. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article 2; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party reasonably informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.
     (d) In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Indemnified Party as a result of such claim and (ii) all amounts recovered by the Indemnified Party under contractual indemnities from third Persons. The Partnership hereby agrees to use commercially reasonable efforts to realize any applicable insurance proceeds or amounts recoverable under such contractual indemnities.

     Section 2.4 Limitations on Liability.
     (a) The aggregate liability of EPD OLP under Section 2.1(a) shall not exceed $15.0 million.
     (b) No claims may be made against EPD OLP for indemnification pursuant to Section 2.1(a) unless the aggregate dollar amount of such claims for indemnification exceed $250,000, after such time EPD OLP shall be liable for the full amount of such claims, subject to the limitation of Section 2.4(a).
     (c) In no event shall EPD OLP have any indemnification obligations under this Agreement for claims related to unknown Covered Environmental Losses made as a result of additions to or modifications of Environmental Laws promulgated after the Closing Date.
ARTICLE 3
Reimbursement
     Section 3.1 General. EPD OLP hereby agrees to reimburse the Partnership Group for an amount equal to sixty-six percent (66%) of any expenditures by the Partnership Group related to construction costs, if any, in excess of (i) $28.6 million for the current planned expansion of the South Texas NGL Pipeline and (ii) $14.1 million for the current additional planned brine production capacity and above-ground storage reservoir projects owned by Mont Belvieu Caverns (such excess expenditures, if any, made by the Partnership Group, the “Expenditures”.
     Section 3.2 Reimbursement Procedures. EPD OLP shall have no obligation to make any reimbursement to the Partnership Group pursuant to Section 3.1 until the three (3) business days following receipt by EPD OLP of written notice from the Partnership Group that the Partnership Group has actually paid or incurred Expenditures related to construction costs for either (i) the planned expansion of the South Texas NGL Pipeline or (ii) the planned brine production capacity and above-ground storage reservoir projects owned by Mont Belvieu Caverns. Upon receipt of such notice, EPD OLP shall promptly contribute to the Partnership Group funds in an amount equal to sixty-six percent (66%) of the amount of Expenditures specified in such notice.
ARTICLE 4
Rights of First Refusal
     Section 4.1 Right of First Refusal.
     (a) Subject to Section 4.1(b), for so long as an EPD Entity controls EPD OLP, (i) the Operating Partnership hereby grants to EPD OLP a right of first refusal on any proposed Transfer (other than a grant of a security interest to a bona fide third-party lender or a Transfer to another member of the Partnership Group) of any equity interest in the Subsidiaries held by the Operating Partnership and (ii) the Operating Partnership and each of the Initial Subsidiaries hereby grants to EPD OLP a right of first refusal on any proposed Transfer (other than a grant of a security interest to a bona fide third-party lender or a Transfer to another member of the Partnership Group) of any assets held by the Partnership Group; provided, the foregoing shall not apply to Transfers of (i) any assets that are not material to the conduct of the business and operations of the Operating Partnership or any of the Initial Subsidiaries and (ii) inventory or other assets of the Partnership Group in the ordinary course of business; and provided, further, that EPD OLP agrees to pay or to cause such other EPD Entity to pay no less than 100% of the purchase price offered by a bona fide, third-party prospective acquiror (a “Proposed Transferee”).
     (b) The Parties acknowledge that any potential Transfer of assets pursuant to this Article 4 (such assets, the “ROFR Assets”) shall be subject to, conditioned on and in compliance with the terms and conditions in the Credit Facility and obtaining any and all necessary consents of equityholders, noteholders or other securityholders, governmental authorities, lenders or other third parties.
     (c) The Operating Partnership and each of the Initial Subsidiaries hereby agree that it will not consent to, and direct any of their officers or directors not to consent to, the Transfer of any assets by any members of the Partnership Group who are not Parties to this Agreement in violation of this Article 4 and will use its best efforts to require any other members of the Partnership Group to comply with this Article 4 as if they were Parties to this Agreement.
     Section 4.2 Procedures.
     (a) If a member of the Partnership Group proposes to Transfer any ROFR Assets to a Proposed Transferee (a “Partnership Acquisition Proposal”), then OLPGP shall promptly give written notice (a “Partnership Disposition Notice”) thereof to EPD OLP. The Partnership Disposition Notice shall set forth the following information in respect of the proposed Transfer:
     (i) the name and address of the Proposed Transferee;
     (ii) the ROFR Asset(s) subject to the Partnership Acquisition Proposal;
     (iii) the purchase price offered by such Proposed Transferee (the “Partnership Offer Price”);
     (iv) reasonable detail concerning any non-cash portion of the proposed consideration, if any, to allow EPD OLP to reasonably determine the fair value of such non-cash consideration;
     (v) OLPGP’s estimate of the fair value of any non-cash consideration; and
     (vi) all other material terms and conditions of the Partnership Acquisition Proposal that are then known to OLPGP.
To the extent the Proposed Transferee’s offer consists of consideration other than cash (or in addition to cash), the Partnership Offer Price shall be deemed equal to the amount of any such cash plus the fair value of such non-cash consideration. If EPD OLP determines that it wishes to, or wishes to cause another EPD Entity to, purchase the applicable ROFR Assets on the terms set forth in the Partnership Disposition Notice (subject to the provisos set forth in Section 4.1(a), including without limitation the requirement therein to pay 100% of the purchase price specified in the Partnership Disposition Notice), it will deliver notice thereof to OLPGP within 45 days after OLPGP’s delivery of the Partnership Disposition Notice (the “Acceptance Deadline”).

Failure to provide such notice within such 45-day period shall be deemed to constitute a decision not to purchase the applicable ROFR Assets, and EPD OLP shall be deemed to have waived its rights with respect to such proposed disposition of the applicable ROFR Assets, but not with respect to any future offer of such ROFR Assets. If the Transfer by the member of the Partnership Group to the Proposed Transferee is not consummated in accordance with the terms of the Partnership Acquisition Proposal within the later of (A) 180 days after the Acceptance Deadline, and (B) 10 days after the satisfaction of all consent, governmental approval or filing requirements, if any, the Partnership Acquisition Proposal shall be deemed to lapse, and the member of the Partnership Group may not Transfer any of the ROFR Assets described in the Partnership Disposition Notice without complying again with the provisions of this Article 4 if and to the extent then applicable.
     (b) If requested by the transferee Party, the transferor Party shall use commercially reasonable efforts to obtain financial statements with respect to any ROFR Assets Transferred pursuant to this Article 4 as required under Regulation S-X promulgated by the Securities and Exchange Commission or any successor statute. EPD OLP and the Partnership Group shall cooperate in good faith in obtaining all necessary consents of equityholders, noteholders or other securityholders, governmental authorities, lenders or other third parties.
ARTICLE 5
Preemptive Rights
     Section 5.1 Preemptive Rights in Initial Subsidiaries.
     (a) If any Initial Subsidiary proposes to sell any of its authorized limited liability company interests, partnership interests, shares or other equity interests (“Capital Stock”) to any Person in a transaction or transactions, as the case may be, other than (i) as consideration for the acquisition of any other Person, assets or businesses, or (ii) any equity securities (including convertible debt or warrants) issued in connection with a loan to or debt financing of the Initial Subsidiary, each of the Operating Partnership and EPD OLP shall have the right to purchase, at the same price per unit, percentage interest or share of such Capital Stock and upon substantially similar terms and conditions, a pro rata number or percentage interest of such Capital Stock based on the number or percentage interest of the Capital Stock as it owned immediately prior to such issuance.
     (b) In the event of a proposed transaction or transactions, as the case may be, that would give rise to preemptive rights of the Operating Partnership and EPD OLP under this Article 5, the Operating Partnership shall provide notice to EPD OLP no later than thirty (30) days prior to the expected consummation of such transaction or transactions. Each Party possessing preemptive rights hereunder shall provide notice of its election to exercise such rights within ten (10) Business Days after delivery of such notice from the Operating Partnership. If any Party having a right to purchase Capital Stock under the preceding sentence shall elect not to exercise such right, then the other Party that has elected to exercise their rights with respect hereto shall have the right to purchase such additional Capital Stock from the Party upon which such right was not exercised; provided, however, that if, in connection with any proposed transaction or transactions giving rise to rights hereunder, any Capital Stock remains from those that were available to the Parties pursuant to their rights hereunder, no Party shall have any preemptive rights under this Article 5 and the proposed transaction or transactions shall be consummated without any exercise of preemptive rights hereunder. In the event of a situation described in the preceding sentence in which a Party elects not to exercise its preemptive rights with respect to a proposed transaction or transactions, the Operating Partnership shall provide notice (the “Subsequent Notice”) of such fact within five (5) Business Days following the receipt of all of the notices concerning such elections from the Parties possessing such preemptive rights. Each Party possessing the right to purchase the additional Capital Stock upon which the preemptive rights were not exercised shall respond to this Subsequent Notice by sending a response notice with respect thereto within five (5) Business Days after delivery of the Subsequent Notice. Failure of any Party to respond to such Subsequent Notice with a notice stating the election of such Party to purchase such additional Capital Stock shall be deemed to be an election not to purchase such Capital Stock, and the proposed transaction or transactions shall be consummated without any exercise of preemptive rights hereunder. Subsequent Notices shall also not be required if EPD OLP has previously notified the Operating Partnership, and the Operating Partnership has notified EPD OLP, of their respective desires not to purchase additional Capital Stock.
     (c) Each of the Operating Partnership and the Initial Subsidiary agrees that it shall not authorize or permit any direct or indirect Subsidiaries of the Initial Subsidiaries to issue (by initial issuance or by way of merger, consolidation or similar transaction) any of its Capital Stock to any Person other than (i) to a direct or indirect wholly owned Subsidiary of such Initial Subsidiary, (ii) pro rata based on the then-current percentage interests owned by such other Persons in a transaction in which the Initial Subsidiary shall maintain its then-current percentage interest, (iii) as consideration for the acquisition of any other Person, assets or businesses, or (iv) any equity securities (including convertible debt or warrants) issued in connection with a loan to or debt financing of the Initial Subsidiary. Each Initial Subsidiary agrees that it shall not issue any of its Capital Stock, and shall not permit any of its Subsidiaries to issue any Capital Stock, in violation of this Article 5.
ARTICLE 6
Miscellaneous
     Section 6.1 Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Texas and to venue in Texas.
     Section 6.2 Notice. All notices or requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid and registered or certified with return receipt requested or by delivering such notice in person or by fax to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by fax shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may provide to the other Parties in the manner provided in this Section 6.2.
     For notices to EPD OLP or its Affiliates:
1100 Louisiana Street, 10th Floor
Houston, Texas 77002
Phone: (713) 381-6500
Fax: (713) 381-8200
Attn: Chief Legal Officer
     For notices to the Partnership Entities:
1100 Louisiana Street, 10th Floor
Houston, Texas 77002
Phone: (713) 381-6500
Fax: (713) 381-8200
Attn: Chief Executive Officer
     Section 6.3 Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.
     Section 6.4 Effect of Waiver or Consent. No waiver or consent, express or implied, by any Party to or of any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.
     Section 6.5 Amendment or Modification. This Agreement may be amended, restated or modified from time to time only by the written agreement of all the Parties; provided, however, that no member of the Partnership Group may, without the prior approval of the Audit and Conflicts Committee, agree to any amendment or modification of this Agreement that will adversely affect the holders of Common Units. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment,” “Addendum” or a “Restatement” to this Agreement.
     Section 6.6 Assignment; Third Party Beneficiaries. No Party shall have the right to assign its rights or obligations under this Agreement without the prior written consent of all of the other Parties. Each of the Parties hereto specifically intends that each entity comprising the EPD Entities or the Partnership Entities, as applicable, whether or not a Party to this Agreement, shall be entitled to assert rights and remedies hereunder as third-party beneficiaries hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to any such entity.

     Section 6.7 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.
     Section 6.8 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent by a court or regulatory body of competent jurisdiction, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.
     Section 6.9 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.
     Section 6.10 Withholding or Granting of Consent. Except as expressly provided to the contrary in this Agreement, each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.
     Section 6.11 Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no Party shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable law, statute, rule or regulation.
     Section 6.12 Negation Rights of Limited Partners, Assignees and Third Parties. The provisions of this Agreement are enforceable solely by the Parties, and no limited partner, member or assignee of EPD OLP, the Partnership, the Operating Partnership or the Initial Subsidiaries or other Person shall have the right, separate and apart from EPD OLP, the Partnership, the Operating Partnership or the Initial Subsidiaries, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.
     Section 6.13 No Recourse Against Officers or Directors. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer or director of any EPD Entity or any Partnership Entity.
[Signature page follows]

     IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

ENTERPRISE PRODUCTS OPERATING L.P.
By:	Enterprise Products OLPGP, Inc.,
its General Partner

By:
Name:
Title:

 DEP HOLDINGS, LLC

By:
Richard H. Bachmann
President and Chief Executive Officer

DUNCAN ENERGY PARTNERS L.P.
By:	DEP Holdings, LLC, its general partner

By:
Richard H. Bachmann
President and Chief Executive Officer

DEP OLPGP, LLC

By:
Richard H. Bachmann
President and Chief Executive Officer

DEP OPERATING PARTNERSHIP, L.P.
By:	DEP OLPGP, LLC, its general partner

By:
Richard H. Bachmann
President and Chief Executive Officer

ENTERPRISE LOU-TEX PROPYLENE PIPELINE L.P.
By:	DEP Operating Partnership, L.P., its general partner

By:	DEP OLPGP, LLC, its general partner

By:
Richard H. Bachmann
President and Chief Executive

SABINE PROPYLENE PIPELINE L.P.
By:	DEP Operating Partnership, L.P., its general partner

By:	DEP OLPGP, LLC, its general partner

By:
Richard H. Bachmann
President and Chief Executive

ACADIAN GAS, LLC
By:
Richard H. Bachmann
President and Chief Executive Officer

MONT BELVIEU CAVERNS, LLC
By:
Richard H. Bachmann
President and Chief Executive Officer

SOUTH TEXAS NGL PIPELINES, LLC
By:
Richard H. Bachmann
President and Chief Executive Officer